SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 10, 2008

Date of Report

July 3, 2008

(Date of earliest event reported)

HOTGATE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-129388	71-098116
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong

(Address of principal executive offices, including zip code)

(852)2270-0688

(Registrant’s telephone number, including area code)

RNS SOFTWARE, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

           On July 3, 2008, the Company closed the Agreement for Share Exchange (the “Agreement”) with Hotgate Holding Limited, a British Virgin Island company (“HOTGATE”) and the shareholders of HOTGATE, namely Redtone Telecommunications Sdn Bhd, a Malaysia company, Pang Wee Tak, Alvin James and Michael Yang, individually.  The transaction was initially announced in a Form 8-K filed by the Company on May 19, 2008.

All conditions of the Agreement were met prior to Closing.  These conditions included:

1.

The completion of due diligence;

2.

An increase of the Company’s authorized capital stock to 300,000,000 shares of Common

Stock;

3.

The completion a 1:2.5 forward split of the Company’s common stock; and

4.

A name change of the Company to “Hotgate Technology Inc.”

Pursuant to the terms of the Agreement, RNS has acquired 100% ownership of HOTGATE.  Consideration paid by RNS was a total of 121,108,929 shares (post 1:2.5 forward split) of its common stock (the “Exchange Shares”) in exchange for 100% ownership of HOTGATE.  According to the terms of the Agreement, Redtone Telecommunications Sdn Bhd received 36,332,678 shares of common stock of the Company, Pang Wee Tak received 35,969,351 shares of common stock of the Company, Alvin James received 363,327 shares of common stock of the Company and Michael Yang received 48,443,573 shares of common stock of the Company.  RNS now has a total of approximately 186,321,429 shares of its common stock issued and outstanding.

ITEM 5.01 CHANGES IN CONTROL OF THE REGISTRANT

Pursuant to the transactions completed by the Agreement described above in Item 2.01, there has been a change in control of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The Agreement is incorporated by reference and attached hereto as Exhibit 2.1.

The audited financial statements of the Company for the years ended May 31, 2008 and 2007 to the extent required to be filed as part of this Current Report on Form 8-K, are not currently available.  Such financial statements shall be filed by amendment to this report on Form 8-K within 75 days of the Closing Date.

The unaudited Pro Forma Consolidated Financial Statements as of May 31, 2008 to the extent required to be filed as part of this Current Report on Form 8-K, are not currently available.  Such financial information shall be filed by amendment to this report on Form 8-K within 75 days of the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2008

RNS Software, Inc.

By:	/s/ Alex Koo
Alex Koo
President and Director